EXHIBIT 99.1

GE Commercial Mortgage Corporation, Commercial Mortgage
Pass-Through
Certificates, Series 2005-C2 $1.88B NEW ISSUE CMBS

Date:     Wednesday 5/04/2005
Time:     10:15am Eastern Time
Topic:    GECMC 2005-C2
Leader:   Geordie Walker/ Bank of America

Dial-In Number(s):
* US/Canada Dial-in #:     (800) 949-6526
* Int'l/Local Dial-In #:   (706) 679-7903

To enter call, give the operator the deal name and leader name.

This information has been prepared solely for information purposes and is not an offer to buy or sell or solicitation of an offer to buy or sell any security or instrument or to participate in any trading strategy. No representation or warranty can be given with respect to the accuracy or completeness of the information, or that any future offer of securities will conform to the terms hereof. If any such offer of securities is made, it will be made pursuant to a definitive Prospectus and Prospectus Supplement, prepared by the Depositor, which will contain material information not contained herein and to which prospective purchasers are referred. In the event of any such offering, this information shall be deemed superseded in its entirety by such Prospectus and Prospectus Supplement. Copies of the final Prospectus and Prospectus Supplement may be obtained from Geordie Walker/Chris Springer (704-388-1597 - 214 North Tryon Street, Charlotte, NC 28255) or Scott Waynebern/Heath Forusz (212-250-5149
- 60 Wall Street 3rd floor, NY, NY 10005). The securities may not be sold, and offers to buy may not be accepted, until a final Prospectus Supplement can be delivered. Any decision to invest in such securities should be made only after reviewing such Prospectus and Prospectus Supplement. Banc of America Securities, LLC, Deutsche Bank Securities Inc.(the "Underwriters") disclaim any and all liability relating to this information, including without limitation, any express or implied representations or warranties for, statements contained in, and omissions from, this information. This information should only be considered after reading the Statement Regarding Assumptions as to Securities, Pricing Estimates, and Other Information (the "Statement") which is attached. Do not use or rely on this information if you have not received the Statement. You may obtain a copy of the Statement from your sales representative.
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action based upon it. The information herein is believed reliable but it should not be relied upon as such and is subject to change without notice. BAS and its
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